LANGOMORRO, LANGOSTINERA
   EL MORRO CIA. LTDA.
AND AFFILIATED COMPANIES


                                        ========================================

                                            Audit Report of the Consolidated and
                                                   Combined Financial Statements
                                                       On June 30, 1996 and 1995

[LOGO]                [Letterhead of BDO Stern Cia. Ltda.]


Independent Auditor's Report


To the Board of Directors
Langomorro, Langostinera El Morro Cia. Ltda. and Affiliated Companies New York, U.S.A.

We have audited the consolidated and combined balance sheet of Langomorro, Langostinera El Morro Cia. Ltda. and Affiliated Companies as of June 30, 1996 and 1995 and the related consolidated and combined statements of operations and deficit, and of cash flows, for each of the years ended June 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements' presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Langomorro, Langostinera El Morro, Cia. Ltda. and affiliated companies as of June 30, 1996, and 1995, and the results of their operations and their cash flows for the each of years ended June 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles prevailing in the United States of America.


/s/ BDO Stern

August 1, 1996
Guayaquil, Ecuador

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                                        Consolidated and Combined Balance Sheets
================================================================================
As June 30,                                            1996            1995
================================================================================

Assets
Current assets:
Cash in banks                                    US$        984  US$      2,157
Accounts receivable (Note B)                             43,769          44,609
Due from related parties (Note C)                     1,553,757       1,189,919
Inventories (Note D)                                    936,115         492,427
Prepaid expenses                                         23,489          15,243
Temporary investments                                     1,730           2,125
--------------------------------------------------------------------------------

Total current assets                                  2,559,844       1,746,480

Property, machinery and equipment (Note E)            8,055,866       7,256,636
Permanent investments (Note F)                            3,066           3,066
Other assets (Note G)                                   754,538         970,119
--------------------------------------------------------------------------------
                                                 US$ 11,373,314  US$  9,976,301
--------------------------------------------------------------------------------

Liabilities and stockholders' equity
Current liabilities:
Bank overdraft                                   US$    440,594  US$    365,409
Bank loans payable (Note H)                           1,800,810       1,452,830
Notes and accounts payable (Note I)                     125,748          89,276
Due to related parties (Note J)                       2,169,649       2,533,828
Interest payable                                        316,258          60,773
Accrued expenses                                         10,932          11,853
Current maturities of long-term debt (Note K)         1,982,000       1,982,000
--------------------------------------------------------------------------------

Total current liabilities                             6,845,991       6,495,969

Long term debt (Note K)                                 307,355         307,355

Stockholders' equity:
Common stock, S/. 10,000 and S/. 5,000
par value per share; 1,000 and S/. 73,118
shares authorized, issued, and outstanding
(Note L)                                              1,041,546       1,041,546
Additional paid-in capital (Note M)                   9,543,967       6,427,096
Accumulated deficit (Note N)                         (6,365,545)     (4,295,665)
--------------------------------------------------------------------------------
Total stockholders' equity                            4,219,968       3,172,977
--------------------------------------------------------------------------------
                                                 US$ 11,373,314  US$  9,976,301
================================================================================


                     See notes to consolidated and combined financial statements

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                  Consolidated and Combined Statements of Operations and Deficit
================================================================================

For the years ended June 30,              1996           1995           1994
--------------------------------------------------------------------------------

Income:

Net sales (Note P)                  US$ 1,594,053  US$   775,404  US$   617,044
Other income                               49,408         18,150         28,713
Gain in translation                        77,114                        30,772
--------------------------------------------------------------------------------
                                        1,720,575        793,554        676,529

Cost and operating expenses:

Cost of products sold                   2,001,964        800,488        990,877
Administrative expenses                   355,599        311,667        195,168
Loss on translation                        51,547         93,410
Amortization of facilities costs          215,581        107,791
Interest expenses                       1,211,873        950,308        815,437
Other expenses                              5,438         16,786          6,268
--------------------------------------------------------------------------------
                                        3,790,455      2,280,450      2,007,750
--------------------------------------------------------------------------------

Net loss                               (2,069,880)    (1,486,896)    (1,331,221)

Deficit as of June 30                  (4,295,665)    (2,808,769)    (1,477,548)
--------------------------------------------------------------------------------

Accumulated deficit, June 30,
(Note N)                            US$(6,365,545) US$(4,295,665) US$(2,808,769)
================================================================================

                    See notes to consolidated and combined financial statements.
                                                                               3

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                                        Statements of Cash Flows - Direct Method
================================================================================

For the years ended June 30,                  1996            1995            1994
========================================================================================
Cash flows from operating activities:

Cash received from customers            US$             US$             US$   867,766
Cash paid to suppliers and employees       (1,865,211)       (201,642)     (1,119,356)
Financial expenses                           (926,899)       (293,508)       (812,114)
Other income                                   45,115           2,639          23,673
----------------------------------------------------------------------------------------
Net cash used in operating activities      (2,746,995)       (492,511)     (1,040,031)
----------------------------------------------------------------------------------------

Cash flows from investing activities:

Temporary investments                                                          (2,690)
Additions and purchase of property           (939,607)     (4,018,932)       (926,225)
Additions to facilities cost                                                 (918,796)
Decrease to facilities cost                                    13,113
----------------------------------------------------------------------------------------

Net cash used in investing activities        (939,607)     (4,005,819)     (1,847,711)
----------------------------------------------------------------------------------------

Cash flows from financing activities:

Net borrowing under line-of-credit
 agreements-net payments                      587,434         943,169        (658,520)
Additional paid-in capital                  3,116,871       3,547,738       2,643,411
Third party loans                                                             929,123
----------------------------------------------------------------------------------------

Net cash provided by financing
activities                                  3,704,305       4,490,907       2,914,014
----------------------------------------------------------------------------------------

Effect due to variation in cash
exchange rate                                 (18,876)        (18,888)          1,210
----------------------------------------------------------------------------------------

Net (decrease) increase in cash                (1,173)        (26,311)         27,482

Cash at beginning of the period                 2,157          28,468             987
----------------------------------------------------------------------------------------

Cash at end of the period               US$       984   US$     2,157   US$    28,469
========================================================================================


                     See notes to consolidated and combined financial statements

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
             Reconciliation of Net Loss to Net Cash Used in Operating Activities
================================================================================

For the years ended June 30,              1996           1995           1994
================================================================================

Net loss                            US$(2,069,880) US$(1,486,896) US$(1,331,221)

Adjustments to reconcile net loss
to net cash used in operating
activities:

 Depreciation                             140,377         82,368         91,372
 Loss on translation                                      93,410
 Amortization of facilities costs         215,581        107,791
 Gain in translation                      (77,114)                      (30,772)

Changes in operating assets and
 liabilities:

Increase in accounts receivable and
 related parties                         (595,993)       (20,487)    (1,094,480)
(Increase) decrease in inventories       (449,554)      (157,059)       361,056
Increase in prepaid expenses              (12,004)        (7,958)        (7,896)
Decrease in accrued expenses              300,323        176,932         12,993
Increase in interest payable                                            257,007
Increase in accounts payable
 and due to related parties                                             701,910
(Decrease) increase in accounts
 payable and due to related parties      (198,731)       719,388
--------------------------------------------------------------------------------

Net cash used in operating
 activities                         US$(2,746,995) US$  (492,511) US$(1,040,031)
================================================================================


                     See notes to consolidated and combined financial statements
                                                                               5

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                     For the years ended June 30, 1996, and 1995
================================================================================

A.   Summary of significant
     accounting practices:


     Business description          Langomorro, Langostinera El Morro Cia. Ltda.
                                   was founded on November 11, 1981 in
                                   Guayaquil, Ecuador, for the purpose of
                                   carrying out fishing activities. The Company purchased 99.98% of the capital stock of Camazul Cia. Ltda. and both maintain production relationships with Isca, Isla
                                   Camaronera C.A. The affiliated companies' activities, taken as a whole (the Company), are the nursery and grow-out, harvest and export of shrimp.

                                   On May 23, 1991, 38% of the total shares issued by Langomorro and Camazul was acquired by Marchelot S.A., a wholly-owned Subsidiary of Bluepoints of Bermuda.

     Principles of
     consolidation and
     combination                   The consolidated and combined financial
                                   statements include the accounts of Camazul
                                   Cia. Ltda., and Isca, Isla Camaronera C.A. in conformity with accounting principles generally accepted in the United States of America (USA-GAAP). Investments and all transactions and balances between consolidated parties have been eliminated.

     Operations                    Since the beginning of operations in 1981 and
                                   until June 30, 1996, the Company has had recurring losses of approximately
                                   US$6,365,545. The origins of these recurrent losses are principally the deficiencies in the effective exploitation and productivity in prior years of the 488 hectares of land available in the ponds and grow-out pools.

     Accounting
     principles                    The Company maintains its accounting records
                                   in Sucres (S/.). Financial statements are translated using the U.S. Dollar as the functional currency, in accordance with generally accepted accounting principles prevailing in the United States of America.

     Inventories                   Finished goods and products in process
                                   (shrimp) are stated at the lower of cost or market, and include the value of larvae purchases plus transport, feed, fertilizer, fringe benefits, and depreciation.

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                      For the years ended June 30, 1996 and 1995
================================================================================

     Permanent investments         Are stated at cost, adjusted for the equity
                                   method.

     Property, machinery and
     equipment                     Are recorded at cost. Expenditures for
                                   maintenance and repairs are charged to
                                   expense as incurred, whereas major
                                   improvements are capitalized. The
                                   depreciation was calculated using the
                                   straight-line method, based on the following estimated useful lives of the related assets:
                                   40 years for pools and structures, machinery and equipment, 20 years for boats, 10 years for furniture, laboratory equipment, various;
                                   and 5 years for vehicles.

     Changes in the purchasing
     power of the local
     currency The Sucre financial statements have been prepared using the traditional historical cost basis, in accordance with generally accepted accounting principles and, accordingly, do not attempt to reflect changes in the purchasing power of the Sucre.

                                   The loss in the purchasing power of the Sucre may have a significant effect on the comparability of the financial statements of different periods and the results of any period.

                                   The purchasing power of the local currency measured by the Consumer Price Index, calculated by the National Institute of Statistics and Census, is as follows:

                                       Year ended                    Annual
                                       December 31                 inflation
                                   ---------------------------------------------
                                          1992                        61%
                                          1993                        31%
                                          1994                        25%
                                          1995                        23%
                                          1996        (June 30)       12%

     Translation of foreign
     currency and exchange
     rates The financial position, the results of operations and the cash flows of the Company are expressed in Ecuadorian Sucres and translated into U.S. Dollars as follows:

                                     Langomorro, Langostinera El Morro Cia Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                     For the years ended June 30, 1996, and 1995
================================================================================

                                 o Current assets and current liabilities are
                                   translated at the free market exchange rate in effect at the close of the period, except for: inventories and prepaid expenses, which are translated at the exchange rates in effect when acquired or originally recorded.

                                 o Property, machinery and equipment (and
                                   their related accumulated depreciation), investments, other assets (genetic project and red fish), and stockholders' equity accounts, are translated at the exchange rates in effect when acquired or originally recorded.

                                 o Revenue and expense accounts are translated
                                   at the average monthly free exchange rate in effect during the period, except for depreciation of fixed assets referred to above.

                                 The translation into U.S. Dollars should not be assumed as representation that Sucres have been, could have been, or could in the future be converted into U.S. Dollars at these or any other exchange rates.

B.   Accounts receivable

                                                                 June 30,
                                 ----------------------------------------------
                                                            1996          1995
                                 ----------------------------------------------
                                 Foreign suppliers     US$ 26,638    US$ 29,064
                                 Employees                  2,278         2,803
                                 Others                    14,853        12,742
                                 ----------------------------------------------
                                                       US$ 43,769    US$ 44,609
                                 ==============================================

C.   Due from related parties

                                                            June 30,
            -----------------------------------------------------------------
                                                     1996             1995
            -----------------------------------------------------------------

            Larfico, Larvas del Pacifico S.A. US$ 1,371,603 US$ 1,036,707 Comercial Inmobiliaria
             Golconsa S.A.                            44,926           21,487
            Comercorp                                 60,660
            -----------------------------------------------------------------
            Subtotal                           US$ 1,477,189    US$ 1,058,194

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                      For the years ended June 30, 1996 and 1995
================================================================================

                                                             June 30,
            -----------------------------------------------------------------
                                                       1996              1995
            -----------------------------------------------------------------
             Subtotal                             1,477,189         1,058,194
             Marchelot                                                 22,382
             Neneta S.A.                             38,749            18,834
             Bunsen                                  15,261            64,598
             Inmobiliaria Ma. Luciana                 9,334             9,524
             Ing. Carlos Perez                       13,172            16,322
             Others companies, individually
              immaterial                                 52                65
            -----------------------------------------------------------------
                                              US$ 1,553,757     US$ 1,189,919
            =================================================================

                    The accounts with related parties correspond to monies given as loans by current accounts maintained with the Company, non-interest bearing and without fixed maturity.

D.   Inventories


                                                              June 30,
            -----------------------------------------------------------------
                                                       1996              1995
            -----------------------------------------------------------------
             Products in process                US$ 694,364       US$ 339,895
             Finished goods                         196,449           106,072
             Materials and supplies                  45,302            46,460
            -----------------------------------------------------------------
                                                US$ 936,115       US$ 492,427
            =================================================================

E.   Property, machinery
     and equipment


                                                              June 30,
            -----------------------------------------------------------------
                                                       1996              1995
            -----------------------------------------------------------------
             At acquisition cost:
             Vehicles                           US$  191,418     US$  189,254
             Fishing boats                           251,964          227,000
             Machinery and equipment                 743,818          758,093
            -----------------------------------------------------------------
             Subtotal                           US$1,187,200     US$1,174,347

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                     For the years ended June 30, 1996, and 1995
================================================================================

                                                              June 30,
             -----------------------------------------------------------------
                                                       1996             1995
             -----------------------------------------------------------------
             Subtotal                           US$ 1,187,200    US$ 1,174,347
             Construction in progress                  40,183        5,258,314
             Furniture and office equipment            67,482           67,254
             Various                                   44,526           39,857
             Installations                              6,511            8,377
             Land                                       4,184            4,184
             Pools and reservoirs                   1,485,807        1,345,579
             Recirculation of water (1)             5,975,657
             Sluices for channels                     187,329          155,404
             Tools and fishing tackle                   2,586            2,585
             Pumping station                          495,099          485,698
             Laboratory equipment                      10,076           14,465
             Housing for personnel                     59,901           58,939
             Other properties                          51,175           12,981
             Wall repairs                              22,262           51,175
             Wharf                                     76,840           21,212
             Offices in Guayaquil                                       76,840
             -----------------------------------------------------------------

                                                    9,716,818        8,777,211

             Less accumulated depreciation         (1,660,952)      (1,520,575)
             -----------------------------------------------------------------

                                                US$ 8,055,866    US$ 7,256,636
             =================================================================

                    (1) This accounts was incorporated in June 1996 and will starts its depreciation on January 1997.

F.   Permanent investments

                                                                  June 30,
         -----------------------------------------------------------------------
                                      Percentage of
                                       stock owned            1996        1995
         -----------------------------------------------------------------------
         Larvas del Pacifico S.A.           0.06          US$   307    US$   307
         Isca, Isla Camaronera C.A.         0.06              2,759        2,759
         -----------------------------------------------------------------------
                                                          US$ 3,066    US$ 3,066
         =======================================================================

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                      For the years ended June 30, 1996 and 1995
================================================================================

G.   Others assets

                                                           June 30,
         -----------------------------------------------------------------------
                                                    1996             1995
         -----------------------------------------------------------------------

         Langomorro and Camazul:
          Facilities costs                   US$   721,471    US$   721,471

         Isca:
          Facilities costs                         356,439          356,439
         -----------------------------------------------------------------------

         Total                                   1,077,910        1,077,910

         Amortization                              323,372          107,791
         -----------------------------------------------------------------------
                                             US$   754,538    US$   970,119
         =======================================================================

                    This account will be amortized in five years, starting on January 1995.

H.   Bank loans payable

                                                           June 30,
         -----------------------------------------------------------------------
                                                    1996             1995
         -----------------------------------------------------------------------

         Pacific Bank
         Obligation in dollars due in
          July, August and December
          1996 with interest, 16%                 US$   778,500    US$  544,700
         Advances on future export-loans at the
         free market exchange rate                      204,700         480,000

         Lloyds Bank
         Obligation in Sucres, due in July,
          l996 with interest at 40% - 56%               817,610          428,130
         -----------------------------------------------------------------------
                                                  US$ 1,800,810    US$ 1,452,830
         =======================================================================

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                     For the years ended June 30, 1996, and 1995
================================================================================


                                   The obligations are guaranteed with the
                                   personal signature of the Company President.

                                   On July 17, 1992 an open mortgage was
                                   subscribed, covering Larfico's land,
                                   buildings and construction, laboratory
                                   equipment and machinery, for the amount of US$ 1.8 million with Banco del Pacifico of Ecuador and/or Panama. This open mortgage will cover the current and future obligations of Emporsa S.A., Larfico S.A., Langomorro Cia. Ltda., Isca C.A. and Camazul Cia. Ltda.

I.   Notes and accounts
     payable

                                                           June 30,
         -----------------------------------------------------------------------
                                                    1996             1995
         -----------------------------------------------------------------------

         Suppliers:
         Expalsa, Exportadora de Alimentos S.A.  US$  18,965     US$  1,516
         Tax returns                                  70,025          5,931
         Others                                       36,758         81,829
         -----------------------------------------------------------------------
                                                 US$ 125,748     US$ 89,276
         =======================================================================

                                   The principal debts to suppliers correspond to Expalsa, for co-packing services (packing and packaging in the export of shrimp for US$
                                   0.34 per pound exported).

J.   Due to related parties

                                                           June 30,
         -----------------------------------------------------------------------
                                                    1996           1995
         -----------------------------------------------------------------------

         Emporsa                             US$    605,315   US$    94,993
         Comercorp                                                   28,956
         Camarecsa                                   81,010         102,129
         Marchelot                                  106,038         159,212
         Bluepoints                               1,373,308       2,141,052
         Others                                       3,978           7,486
         -----------------------------------------------------------------------
                                             US$  2,169,649   US$ 2,533,828
         =======================================================================

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                      For the years ended June 30, 1996 and 1995
================================================================================


                                   The accounts with related companies
                                   correspond to monies received as loans by current accounts maintained with these companies, non-interest bearing and without fixed maturity.

                                   To June 30, 1996 and 1995, Bluepoints
                                   includes US$ 265,385 and US$1,052,229 for advances on future export-loans respectively.

K.   Long-term debt:

                                                           June 30,
        ------------------------------------------------------------------------
                                                  1996                1995
        ------------------------------------------------------------------------

        Bluepoints Co. Inc.                 US$ 1,577,000       US$ 1,577,000
        Statecourt Enterprises                    405,000             405,000
        Marchelot                                 307,355             307,355
        ------------------------------------------------------------------------

                                                2,289,355           2,289,355
        Less current maturities                 1,982,000           1,982,200
        ------------------------------------------------------------------------
                                            US$   307,355       US$   307,355
        ========================================================================

                                   These obligations with Bluepoints Co. Inc.
                                   and Statecourt Enterprises due in December
                                   1990 through December 1991, generate a prime interest rate of 9% per year with 3 years maturity, recorded at the free market rate of exchange.

L.   Common stock

                                                           June 30,
        ------------------------------------------------------------------------
                                                  1996                1995
        ------------------------------------------------------------------------

        Langomorro, Langostinera
          El Morro Cia. Ltda.               US$   171,573       US$   171,573
        Isca, Isla Camaronera C.A.                869,973             869,973
        ------------------------------------------------------------------------
                                            US$ 1,041,546       US$ 1,041,546
        ========================================================================

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                     For the years ended June 30, 1996, and 1995
================================================================================

M.   Additional paid in capital

                                                              June 30,
        ------------------------------------------------------------------------
                                                     1996                1995
        ------------------------------------------------------------------------

         Balance June 30                    US$ 6,427,096       US$ 3,002,708
          July 1, l995 to June 30,
          1996, Contributions                   3,116,871           3,424,388
        ------------------------------------------------------------------------

                                            US$ 9,543,967       US$ 6,427,096
        ========================================================================

N.   Accumulated Deficit           As of June 30, 1996 and 1995 the Company
                                   maintains an accumulated deficit of US$
                                   6,365,545 and US$ 4,295,665 respectively, the current liabilities exceeded total current assets by US$ 4,286,147 in 1996 and US$
                                   4,749,489 in 1995. The origins of these
                                   recurrent losses are principally the
                                   deficiencies in the effective exploitation and productivity in prior years of the 716 hectares of land available, of which 488 correspond to ponds and grow-out pools, another 71 are used as service areas and 157 hectares are unused.

                                   These elements show that the Company may be unable to continue as a going concern. However, the continuity of the Company as a going concern will depend, as much on additional financing funds that could be obtained as well as on having profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                   According to article 211 of the Ecuadorian
                                   Companies' Law, when losses reach 50% or more of the capital stock and reserves of each individual Company (Langomorro, Isca, Camazul), they must be placed into liquidation if the stockholders do not increase capital by means of fresh capital additions, capitalizing or compensating credits, and/or capitalizing fixed assets' reevaluations surplus. The Management of the Company estimates the causes for liquidation will be solved and overcome, and both the Company and the companies will continue to operate normally.

                                   The current Internal Tax Law permits
                                   compensating the operational losses against the results of operations of each individual company during the following five years, not exceeding 25% of the earnings generated in each of these years.

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                      For the years ended June 30, 1996 and 1995
================================================================================

0.   Exchange rates                The free market exchange rate in effect on
                                   June 30, 1996 and 1995 was S/.3.180 to US$
                                   1.00 (S/.3.118 US$ to 1.00 of August 1,
                                   1996) and S/.2.588 to US$1.00 (S/2.580 to
                                   US$1.00 of August 11, 1995 respectively).

P.   Sales                         The volumes of shrimp sold by the individual
                                   companies were as follows:

                                     Volume                Year ended June 30
 ------------------------------------------------------------------------------
 Company                        1996       1995           1996          1995
 ------------------------------------------------------------------------------

 Langomorro, Langostinera
  El Morro Cia. Ltda. &
 Camazul Cia. Ltda.            199,557    152,235   US$ 1,056,255   US$ 496,787

 Isca, Isla Camaronera CA.     110,428     81,122         537,798       278,617
 ------------------------------------------------------------------------------
  Total                        309,985    233,357   US$ 1,594,053   US$ 775,404
 ==============================================================================

                                   In 1996 and 1995 the 199,557 and 152,235
                                   pound of shrimp sold by Langomorro Cia. Ltda. were produced utilizing 393 hectares, resulting in a productivity of 508 and 387 pounds per hectare respectively in these years. The 110,428 and 81,122 pounds of shrimp sold by Isca C.A. were produced utilizing 149 hectares, resulting in a productivity of 741 and 544 pounds per hectare respectively in these years.

Q.   Related companies'
     transactions                  The Company has bought US$ 569,910 of shrimp
                                   larvae from Larfico, Larvas del Pacifico S.A.
                                   during the year ended June 30, 1996.

                                   The company has paid Empacadora y Exportadora S.A. "Emporsa", for technical services, generating expenses of US$ 38,423 in the year ended June 30, 1996.

                                   The Company has paid Romozzi for technical services, generating expenses of US$ 158,183, to June 30, 1996.

R.   Income tax return             The income tax returns of the Companies have
                                   been reviewed up to different periods,
                                   without important observations from the tax authorities, as shown:

                                    Langomorro, Langostinera El Morro Cia. Ltda.
                                                        and Affiliated Companies
                         Notes to Consolidated and Combined Financial Statements
                                     For the years ended June 30, 1996, and 1995
================================================================================

                          Companies                             Period Reviewed
                          ------------------------------------------------------

                          Langostinera del Morro (Langomorro)           1991
                          Isla Camaronera (Isca)                        1993
                          Camazul                                       1993

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